As filed with the Securities and Exchange Commission on June 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JUPITER NEUROSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-4828381
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Jupiter Neurosciences, Inc.

11621 Kew Gardens Avenue, Suite 210

Palm Beach Gardens, Florida 33410

Telephone: (561) 406-6154

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christer Rosén

Chairman and Chief Executive Officer

Jupiter Neurosciences, Inc.

11621 Kew Gardens Avenue, Suite 210

Palm Beach Gardens, Florida 33410

Telephone: (561) 406-6154

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Cohan, Esq.

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

919 Third Avenue

New York, New York 10022

212-935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 26, 2026

Jupiter Neurosciences, Inc.

16,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 16,000,000 shares of our common stock, par value $0.0001 per share (the “common stock”) of Jupiter Neurosciences, Inc., a Delaware corporation (the “Company”), by YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville” or the “Selling Stockholder”).

The shares of common stock to which this prospectus relates may be issued by us to Yorkville pursuant to a standby equity purchase agreement, dated as of October 24, 2025, by and between the Company and Yorkville (as amended, the “SEPA”). Such shares of common stock consists of 16,000,000 shares of common stock (the “Advance Shares”) that may be issued to Yorkville in the form of one or more advances (the “Advances”) under the SEPA in our sole discretion following an Advance Notice (as defined below).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholder. However, we may receive up to $17.2 million (in addition to the $2.8 million previously received from sales made pursuant to the SEPA prior to the date of this prospectus) in aggregate gross proceeds from sales of common stock we may elect to make to Yorkville pursuant to the SEPA after the date of this prospectus. Under the registration statement previously filed with the SEC, and declared effective by the SEC on December 11, 2025, in connection with the SEPA (the “Prior Registration Statement”), we registered an aggregate of 10,000,000 shares, which included (i) up to 4,000,000 shares of common stock (the “Conversion Shares”) that may be issued to Yorkville upon conversion by Yorkville of a convertible promissory note (as amended, the “Convertible Note,” and together with any additional convertible promissory notes to be issued, the “Convertible Notes”) issued to Yorkville under the SEPA, (ii) 5,868,091 shares of common stock that may be issued to Yorkville in the form of one or more Advances under the SEPA in our sole discretion following an Advance Notice and (iii) 131,909 shares of common stock we issued Yorkville, upon our execution of the SEPA on October 24, 2025, as partial consideration for its commitment to purchase shares of our common stock pursuant to the SEPA. To date, 5,815,975 shares of common stock registered under the Prior Registration Statement have been sold to Yorkville for aggregate gross proceeds of $2.8 million. In accordance with our obligations under the registration rights agreement, dated as of October 24, 2025, by and between the Company and Yorkville (the “Registration Rights Agreement”), we are registering additional shares of common stock for resale under the Registration Statement that includes this prospectus. See “The Standby Equity Purchase Agreement” for a description of the SEPA and “Selling Stockholder” for additional information regarding Yorkville.

Yorkville may sell or otherwise dispose of the common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how Yorkville may sell or otherwise dispose of the common stock pursuant to this prospectus. Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of common stock to which this prospectus relates by the Selling Stockholder, including legal and accounting fees. See section titled “Plan of Distribution” beginning on page 28 of this prospectus.

Shares of our common stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “JUNS”. On June 25, 2026, the closing price of our common stock was $2370.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 13 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities described in this prospectus for resale by the Selling Stockholder who may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholder pursuant to this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Stockholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our product candidate, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in our periodic reports, including our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the other documents or reports incorporated by reference in this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

●	Our substantial amount of indebtedness associated with the convertible promissory notes issued in connection with the Standby Equity Purchase Agreement may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness;

●	Low trading volume in our common stock may limit or prevent our ability to draw on the Standby Equity Purchase Agreement to pay down the convertible promissory notes;

●	We have not generated meaningful revenue from product sales to date, have incurred significant net losses since our inception, and expect to continue to incur significant net losses for the foreseeable future;

●	Our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended December 31, 2025 and 2024;

●	We will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs or future commercialization efforts;

●	Raising additional capital may cause substantial dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates;

●	Our business and future prospects with the Nugevia brand and our pharmaceutical products are significantly dependent on our exclusive, worldwide license agreement with Aquanova. Any adverse development related to this license agreement could materially and adversely affect our operations, financial condition, and results of operations;

●	Clinical drug development involves a lengthy and expensive process with an uncertain outcome. The clinical trials of our product candidate may not demonstrate safety and efficacy to the satisfaction of the FDA, EMA or other comparable foreign regulatory authorities or otherwise produce positive results and the results of preclinical studies and early clinical trials may not be predictive of future results. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates;

●	We have limited resources and are currently focusing the majority of our efforts on developing JOTROL™ for particular indications. As a result, we may fail to capitalize on other indications or product candidates that may ultimately have proven to be more profitable;

2

●	We face significant competition and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the products we develop, our commercial opportunities will be negatively impacted;

●	We may not be successful in our efforts to develop our proprietary drug delivery platform, JOTROL™, to build a pipeline of indications;

●	The FDA, EMA and other comparable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction;

●	We may face difficulties from changes to current regulations and future legislation;

●	Our success is highly dependent on our ability to attract and retain highly skilled executive officers and employees;

●	The Company’s failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of its securities;

●	The price of our common stock could be subject to rapid and substantial volatility. A “short squeeze” due to a sudden increase in demand for shares of our common stock could lead to extreme price volatility in shares of our common stock. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In addition, if the trading volumes of our common stock are low, persons buying or selling in relatively small quantities may easily influence prices of our common stock. This low volume of trades could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading;

●	the effects of the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide from the conflict between Russia and Ukraine as well as the conflict in the Middle East; and

●	other factors described from time to time in documents that we file with the SEC.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this prospectus and in the documents incorporated by reference in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus and in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

3

PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

Overview

Jupiter Neurosciences, Inc. is a clinical stage research and development pharmaceutical company located in Jupiter, Florida. The Company is advancing a therapeutic pipeline targeting central nervous system (“CNS”) disorders and rare diseases, while also expanding into the consumer market with its Nugevia™ product line. Both efforts are powered by JOTROL™, Jupiter’s proprietary, enhanced resveratrol formulation that has demonstrated potential for significantly improved bioavailability in an FDA regulated Phase I study. The Company’s therapeutic development pipeline is focused broadly on CNS disorders, presently with a Phase IIa clinical study in Parkinson’s disease. The Company’s Nugevia product line brings cutting edge science to the supplement space, supporting mental clarity, skin health, and mitochondrial function.

The Company completed preclinical studies at the University of Miami for Parkinson’s Disease in 2021. These studies used a validated mouse model to mimic human disease characteristics. JOTROL™ demonstrated consistent improvements in motor coordination, endurance, and strength across multiple endpoints in a validated Parkinson’s disease model, with statistically significant benefits versus untreated disease controls. The promising results have led the Company to initiate a Phase IIa clinical trial for Parkinson’s Disease, which received final IND approval by the FDA in November of 2025 and is expected to start in the second quarter of 2026, with results anticipated 12 months later. The Company also aims to investigate other CNS indications, such as Mild Cognitive Impairment (“MCI”) and Alzheimer’s disease, following the Parkinson’s study.

The Company believes, based on pre-clinical and clinical studies, that high doses of resveratrol are necessary for potential therapeutic effects. Currently available resveratrol products cannot reach these levels without causing severe gastrointestinal side effects. Human studies evaluating resveratrol in Alzheimer’s patients (Turner et al 2015) and Friedreich’s Ataxia patients (Yu et al 2015) indicate the concentration of resveratrol at its peak (CMax) measured in blood plasma should be 300 ng/ml or higher for a potential therapeutic effect. A Phase 1 study with 500mg of resveratrol as a maximum dose in the JOTROL™ formulation showed levels of resveratrol exceeding 800 ng/ml without generating any severe adverse events (AAPS Open 2022). Resveratrol was shown in the Turner Alzheimer’s study to cross the blood-brain barrier, possibly indicating a potential for positive effects on oxidative stress and inflammation. Subsequent analysis published in Molecular Science 2025 (Mousa et al) further indicates that resveratrol may have an impact on neurodegeneration and neuroinflammation in Alzheimer’s patients.

Over the past two years, JOTROL™ has garnered significant interest from Asian organizations. This interest is partly due to resveratrol’s use in Asian herbal medicines, recent patent approvals in Hong Kong and China, and China’s list of rare disease indications where JOTROL™ could be applicable. Additionally, recent publications in the Journal of Alzheimer’s Disease and AAPS Open, along with the projected growth of the Traditional Chinese Medicine market, have contributed to this interest.

The Company has entered service agreements with firms in Hong Kong to accelerate product development in Southeast Asia. These agreements aim to leverage local expertise and networks to facilitate market entry and potential out-licensing deals. The Company entered into an agreement with Dominant Treasure Health to expand its business development in China, Malaysia, and Singapore, aiming to penetrate the large and challenging Asian market.

In March 2025, the Company unveiled a new strategic initiative to introduce Nugevia—a consumer-oriented product line dedicated to longevity and wellness. This initiative aims to meet the rising demand for scientifically backed wellness solutions by developing nutritional products that support both longevity and health span. Positioned within a rapidly growing global industry expected to reach $8 trillion by 2030, Nugevia products will leverage Jupiter’s proprietary JOTROL™ technology, a resveratrol-based platform that is designed to deliver an increase in the bioavailability profile of resveratrol.

4

The first products under the Nugevia brand, focusing on supporting longevity and health span are available for sale and shipments began in the fourth quarter of 2025 through a direct-to-consumer model. The products are:

●	Nugevia GLO (“GLO”), which helps promote and support cellular functions and skin vitality;

●	Nugevia MND (“MND”), which supports cognitive resilience; and

●	Nugevia PWR (“PWR”), which helps support mitochondrial function, which is a key for sustained growth and performance.

The three debut formulations—GLO, MND, and PWR—are designed to support wellness and longevity through intelligent stacking of synergistic ingredients, all enhanced for optimal absorption via the JOTROL™ system.

The Company plans to market these products in the U.S. and internationally.

Nugevia’s launch is a pivotal move to monetize Jupiter’s proprietary science, support ongoing clinical trials, and capture a share of the booming longevity market.

The Company operates through two segments: (i) the sale of premium nutritional supplements under the Nugevia brand, and (ii) pharmaceutical operations centered on the development of drug candidates.

For other information on our business and product details, see “Description of Business” section.

The Standby Equity Purchase Agreement

On October 24, 2025, the Company entered into the SEPA and a related Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of October 24, 2025, with Yorkville, pursuant to which the Company has the right to sell to Yorkville up to $20.0 million (of which an aggregate of $2.8 million of shares of common stock have already been issued and sold to Yorkville as of the date of this prospectus) of its common stock, par value $0.0001 per share, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Pursuant to the Registration Rights Agreement, we filed with the SEC the Prior Registration Statement on Form S-1 (333-291832) to register up to 10,000,000 shares of common stock consisting of (i) up to 4,000,000 Conversion Shares that may be issued to Yorkville upon conversion by Yorkville of Convertible Notes issued to Yorkville under the SEPA, (ii) 5,868,091 shares of common stock that were issued to Yorkville in the form of one or more Advances under the SEPA in our sole discretion following an Advance Notice and (iii) 131,909 shares of common stock we issued Yorkville, upon our execution of the SEPA on October 24, 2025, as partial consideration for its commitment to purchase shares of our common stock pursuant to the SEPA. To date, 5.8 million shares of common stock registered under the Prior Registration Statement have been sold to Yorkville for aggregate gross proceeds of $2.8 million.

The purpose of this registration statement on Form S-1 is to register an additional 16,000,000 Advance Shares for resale by Yorkville, pursuant to the terms of the SEPA and the Registration Rights Agreement. Such Advance Shares may be issued to Yorkville in the form of one or more Advances under the SEPA in our sole discretion following an Advance Notice (as defined below). Sales of the shares of common stock to Yorkville under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to Yorkville under the SEPA.

On November 19, 2025, the Company entered into Amendment No. 1 to the SEPA (“SEPA Amendment No. 1”) to correct (i) the amount of issued and outstanding shares of common stock of the Company reflected therein as of October 24, 2025 (revised from 34,833,083 to 34,294,446 issued and outstanding shares of common stock) and (ii) the total number of shares of common stock issuable to Yorkville by Company under the SEPA in accordance with the Exchange Cap (as defined below) (revised from 7,180,504 to 6,855,459 shares of common stock). Except as expressly modified by SEPA Amendment No. 1, all provisions remain unchanged and in full force and effect. Under the applicable Nasdaq rules, in no event could the Company issue to Yorkville under the SEPA or upon conversion of the Convertible Notes, collectively, more than 6,855,459 shares of common stock, which number of shares was equal to 19.99% of the shares of common stock outstanding immediately prior to the execution of the SEPA (the “Exchange Cap”), unless the Company obtained the requisite stockholder approval to issue shares of common stock in excess of the Exchange Cap to Yorkville under the SEPA and upon conversion of the Convertible Notes in accordance with applicable Nasdaq rules. On December 19, 2025, the Company obtained stockholder approval to issue to Yorkville, pursuant to the SEPA, shares of our common stock which exceed the Exchange Cap.

5

Pursuant to the SEPA, the Company will have the right, but not the obligation, from time to time at its sole discretion until the SEPA is terminated or expires in accordance with its terms, to direct Yorkville to purchase a specified number of shares of common stock through Advances up to the applicable Advance Maximum Amount (defined below), by delivering written notice to Yorkville (each, an “Advance Notice”) in accordance with the terms of the SEPA. While there is no mandatory minimum amount of common stock the Company is required to direct Yorkville to purchase pursuant to any single Advance Notice, an Advance Notice may not direct Yorkville to purchase a number of shares of common stock exceeding 100% of the average of the daily trading volume of the common stock on the Nasdaq the five consecutive trading day-period immediately preceding an Advance Notice (each, an “Advance Maximum Amount”).

The Advance Shares that the Company directs Yorkville to purchase pursuant to an Advance Notice delivered by the Company to Yorkville under the SEPA will be purchased by Yorkville at a per share price equal to 97% of the lowest daily VWAP (defined below) of the common stock during the three consecutive trading day-period commencing on the date of delivery of the Advance Notice (each, a “Pricing Period”), other than (i) the daily VWAP on a trading day on which the daily VWAP is less than a minimum acceptable price set forth by the Company in the Advance Notice (if any), or (ii) there is no daily VWAP on the subject trading day during the applicable Pricing Period. The Company may elect, in its sole discretion, to set forth a minimum acceptable price in each Advance Notice (each, a “Minimum Price”) or it may elect not to do so. To the extent any such VWAP is excluded from the calculation of the per share purchase price for the shares of common stock to be purchased by Yorkville under an Advance Notice, as described above, the total number of Advance Shares to be purchased by Yorkville in the applicable Advance will be automatically reduced by one-third for each trading day during the applicable Pricing Period with respect to which the VWAP is so excluded from the calculation of the applicable per share purchase price. “VWAP” is defined in the SEPA as the daily volume weighted average price of the common stock for such trading day on Nasdaq during regular trading hours as reported by Bloomberg L.P. There is no upper limit on the price per share that Yorkville could be obligated to pay for the common stock the Company may elect to sell to it in any Advance under the SEPA. The purchase price per share of common stock that the Company may elect to sell to Yorkville in an Advance under the SEPA will be equitably adjusted for any stock split, stock combination, stock dividend or other similar transaction involving the common stock occurring during the applicable Pricing Period for such Advance under the SEPA.

Other than as stated above, the Company will control the timing and amount of any sales of common stock to Yorkville as an Advance under the SEPA. Actual sales of common stock to Yorkville as an Advance under the SEPA will depend on a variety of factors to be determined by the Company, in its sole discretion, from time to time, which may include, among other things, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company’s business and operations.

In connection with the SEPA, and subject to the conditions set forth therein, Yorkville agreed to advance to the Company up to $6.0 million, less certain amounts as described below (the “Pre-Paid Advances”), which was paid in two tranches, in exchange for the Company’s issuance to Yorkville of Convertible Notes as described below. The first Pre-Paid Advance in the amount of $3,720,000 was disbursed to the Company on October 27, 2025, in exchange for the Company’s issuance to Yorkville of a first Convertible Note in the principal amount of $4.0 million, which was issued with an “original issue discount” (“OID”) of 7.0% (or $280,000) and is initially convertible into Conversion Shares at a fixed conversion price of $1.50 per share (subject to adjustment as provided in such Convertible Note) (the “First Convertible Note”). Giving effect to the OID, the purchase price paid by Yorkville for the First Convertible Note is equal to the amount of the first Pre-Paid Advance ($3,720,000). The second tranche of the Pre-Paid Advance in the amount of $1,860,000 was disbursed to the Company on December 23, 2025, in exchange for the Company’s issuance to Yorkville of a second Convertible Note in the principal amount of $2.0 million, which was issued with OID of 7.0% (or $140,000) and is initially convertible into Conversion Shares at a fixed conversion price of $1.50 per share (subject to adjustment as provided in such Convertible Note) (the “Second Convertible Note”). Giving effect to the OID, the purchase price to be paid by Yorkville for the Second Convertible Note will be equal to the amount of the second Pre-Paid Advance ($1,860,000). Interest shall accrue on the outstanding balance under the Convertible Notes at an annual rate equal to 8%, subject to an increase to 18% upon an event of default as described in the Convertible Notes. The maturity date of each of the Convertible Notes issued in connection with each Pre-Paid Advance is October 24, 2026.

6

Yorkville may convert all or any portion of the outstanding principal amount, accrued and unpaid interest and other amounts outstanding under the Convertible Notes into Conversion Shares, at any time and from time to time during the term of the Convertible Notes, at an initial fixed conversion price of $1.50 per share, subject to adjustment as provided in the Convertible Notes (the “Fixed Price”), including (i) standard proportionate antidilution adjustment in the event of any stock split, stock combination, stock dividend or other similar transaction involving the common stock and (ii) certain “price protection” antidilution adjustment in the event of certain “dilutive issuances” of common stock by the Company at prices deemed to be below the Fixed Price (with the exception of certain “excluded issuances” set forth in the Convertible Notes), which would reduce the Fixed Price to the lowest price per share at which the common stock is deemed to be issued by the Company in the dilutive issuance, but in no event below the absolute “Floor Price” (as set forth in the Convertible Notes) (which is subject to the standard proportionate antidilution adjustment as described in (i) above). If an Event of Default (as such term is defined in the Convertible Notes) has occurred, Yorkville will then be entitled to convert any portion of the Convertible Notes, or in the case of an Event of Default triggered by the failure of the Company to repay any Installment Amount (defined below) due under the Convertible Notes by the applicable Installment Date (as defined below), any portion of the outstanding and unpaid Installment Amount due under the Convertible Notes, into Conversion Shares at a conversion price per share equal to the lower of (a) the Fixed Price then in effect and (b) a price per share equal to the product obtained by multiplying (x) 0.95 by (y) the lowest daily VWAP during the 10 consecutive trading day-period immediately preceding the date of conversion (the “Variable Price”), but which Variable Price shall not be lower than the Floor Price. Any conversion of outstanding amounts under a Convertible Note made by Yorkville will have the effect of reducing the outstanding amount under such Convertible Note, (i) first with respect to the amounts then due and payable by the Company under such Convertible Note and (ii) second with respect to the amounts due and payable by the Company on the next succeeding Installment Date (as defined below), by the outstanding amount of the Convertible Note so converted by Yorkville into Conversion Shares.

Beginning on the 75th calendar day after October 24, 2025, and continuing on the same day of each successive month thereafter, (each, an “Installment Date”), the Company shall repay a portion of the outstanding balance of the Pre-Paid Advance, in an amount equal to the sum of (i) one tenth (1/10th) of the aggregate principal amount of the Convertible Notes (or, if the remaining aggregate principal amount outstanding under the Convertible Notes is less than such amount, then the entire remaining principal amount outstanding under the Convertible Notes shall be paid) as of the Installment Date (the “Installment Principal Amount”), plus (ii) a “payment premium” equal to 5% of such Installment Principal Amount (the “Payment Premium”) (as described below, such Payment Premium will not be added to the amount payable if the Company repays such amount through an Advance Repayment (defined below)), plus (iii) all accrued and unpaid interest thereon as of each payment date (the sum of (i), (ii) and (iii), the “Installment Amount”).

On February 20, 2026, the Company and Yorkville entered into an Omnibus Amendment (the “Omnibus Amendment”) to revise Section 1(c) of the Convertible Notes, the “Monthly Payments” provision by (i) commencing the monthly installment payment on April 1, 2026, representing an extension of approximately three months from the original schedule, (ii) revising the payment calculation to a variable payment schedule set forth in a repayment schedule attached thereto, and (iii) updating the provisions governing Advance Notices under the SEPA. The Company retains the option to satisfy installments through cash, Advance Repayment, or a combination thereof.

With respect to the payment of any Installment Amount by the Company under the Convertible Notes, the Company may, in its sole discretion, elect to repay each Installment Amount either (i) in cash on or before the Installment Date, or (ii) by delivering to Yorkville an Advance Notice (each, an “Advance Repayment”), or a series of Advance Notices, under the SEPA, each with an Advance Date (defined below) on or before the applicable Installment Date, or any combination of (i) or (ii) as determined by the Company, in its sole discretion. The term “Advance Date” is defined in the SEPA to mean the first trading day after the expiration of the applicable Pricing Period for an Advance. In respect of any Installment Amount, or portion thereof, to be repaid by the Company in cash, the Company must pay such Installment Amount to Yorkville by wire transfer of immediately available funds in cash on or before such Installment Date (each, a “Cash Repayment”). If the Company elects an Advance Repayment for all or a portion of an Installment Amount, then the Company must deliver an Advance Notice to Yorkville in the amount of the Installment Amount, without the Payment Premium, in accordance with the terms and conditions of the SEPA, that will have an Advance Date on or before the applicable Installment Date. Upon the closing of such Advance Notice in accordance with the SEPA, Yorkville will offset the amount due to be paid by Yorkville to the Company under the SEPA against an equal amount of the Installment Amount, without the Payment Premium, to be paid by the Advance Repayment. If on the Installment Date any portion of the Installment Amount remains unpaid, the Company must repay such outstanding Installment Amount as a cash repayment in accordance with the SEPA.

7

The net proceeds to us from sales that we elect to make to Yorkville under the SEPA, if any, will depend on the frequency and prices at which we sell shares of our common stock to Yorkville. For so long as any amounts remain outstanding under either of the Convertible Notes, or unless otherwise agreed by Yorkville, if the Company delivers an Advance Notice under the SEPA, the Company will be deemed to have elected an Advance Repayment under the Convertible Notes in respect of such Advance Notice up to the Installment Amount which may or may not be due on an upcoming Installment Date, or subsequent Installment Dates, until all of the outstanding amounts under both Convertible Notes have been fully repaid. Therefore, until both of the Convertible Notes have been fully repaid, all proceeds from all Advances made under the SEPA will be used solely to repay outstanding amounts under the Convertible Notes, unless Yorkville agrees otherwise. Thereafter, the net proceeds under the SEPA to the Company will depend on the frequency and prices at which the Company sells its common stock to Yorkville in one or more Advances under the SEPA. The Company expects that any proceeds received from such sales to Yorkville in one or more Advances under the SEPA will be used primarily to support its Phase 2 trial of its lead asset, JOTROL™, for the treatment of Parkinson’s Disease and to accelerate DTC marketing and sales growth of its recently launched nutritional product line Nugevia.com, as well as for working capital and other general corporate purposes.

The Company may not issue or sell any shares of common stock to Yorkville under the SEPA or upon conversion of the Convertible Notes, which, when aggregated with all other shares of common stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and the rules thereunder), would result in Yorkville beneficially owning more than 4.99% of our outstanding shares of common stock (the “Beneficial Ownership Limitation”). Although the SEPA does not permit Yorkville to modify or waive the 4.99% Beneficial Ownership Limitation for purposes of determining the amount of Advance Shares that we may issue and sell to Yorkville under the SEPA, the terms of the Convertible Notes do permit Yorkville to increase to a higher percentage than 4.99% the maximum percentage beneficial ownership of our common stock for purposes of determining the beneficial ownership limitation applicable under the Convertible Notes by delivering to us written notice thereof specifying such higher percentage, which increased beneficial ownership limitation will not become effective until the 65th day after delivery of such written notice to the Company.

The SEPA will automatically terminate on the earliest to occur of (i) the 24-month anniversary of the date of the SEPA (provided that if any Convertible Notes are then outstanding, such termination shall be delayed until the date that all outstanding Convertible Notes have been repaid) or (ii) the date on which the Company shall have made full payment of the Advances pursuant to the SEPA. The Company has the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that (a) there are no outstanding Advance Notices under which shares of common stock have yet to be issued, (b) there is not an outstanding Convertible Note, and (c) the Company has paid all amounts owed to Yorkville pursuant to the SEPA. The Company and Yorkville may also agree to terminate the SEPA by mutual written consent. Neither the Company nor Yorkville may assign or transfer any of their respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by the Company or Yorkville other than by an instrument in writing signed by both parties.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the SEPA or Registration Rights Agreement, other than a prohibition on entering into specified “Variable Rate Transactions” (as such term is defined in the SEPA), other than with Yorkville, until all outstanding amounts under the Convertible Notes issued under the SEPA have been repaid in full. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of the common stock after the date of issuance, or the Company effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which the Company may offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into common stock at a future determined price. Furthermore, under the terms of the SEPA, until all outstanding amounts under the Convertible Notes issued under the SEPA have been repaid in full, the Company may not repay any loans to any executives or employees of the Company or make any payments in respect of any related party debt, including outstanding and accrued salaries, except that the Company is permitted to pay (i) an amount equal to one-half of 2022-2024 outstanding bonuses to its executives as of October 24, 2025 (collectively, the “Bonus”) after disbursement of the first Pre-Paid Advance to the Company on October 27, 2025 and (ii) an amount equal to one-half of the Bonus after disbursement of the second Pre-Paid Advance to the Company at the time referred to above. Furthermore, Yorkville has agreed that during the term of the SEPA, none of Yorkville, any of its officers, or any entity managed or controlled by Yorkville, will enter into or effect, directly or indirectly, either for Yorkville’s own principal account or for the principal account of any such entity managed or controlled by Yorkville, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the common stock or any hedging transaction, which establishes a net short position with respect to the common stock.

8

In addition, under the terms of the SEPA, the Company may not incur indebtedness (other than indebtedness in respect of the Convertible Notes, certain subordinated indebtedness, and indebtedness that does not exceed $250,000 at any given time) without the prior consent of Yorkville.

As consideration for Yorkville’s commitment to purchase common stock at the Company’s direction pursuant the SEPA, the Company (i) paid to Yorkville a cash “structuring fee” in the amount of $25,000 and (ii) upon execution of the SEPA, issued to Yorkville 131,909 shares of common stock (the “Commitment Shares”), which Commitment Shares have a total aggregate dollar value equal to $200,000, or 1.0% of Yorkville’s $20.0 million aggregate purchase commitment under the SEPA (each Commitment Share valued at approximately $1.5162 per share, representing the VWAP on October 23, 2025, the trading day immediately prior to the date of execution of the SEPA, rounded to the nearest whole share).

The SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties. Copies of the agreements have been filed as exhibits to the Registration Statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

In connection with the transactions contemplated by the SEPA, the Company engaged Revere Securities LLC (“Revere”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc., to act as the Company’s “finder” and, in connection therewith, entered into a finder’s fee agreement with Revere, pursuant to which Revere will receive cash compensation from the Company equal to (i) 8.0% of the total proceeds raised by the Company through any Pre-Paid Advance and (ii) $18,000 per month, on an accrual basis, for a period 12 months, the total amount of such monthly payment becoming due and payable at such time as the Company raises $5.0 million or more in additional financing.

Because the per share purchase price that Yorkville will pay for Advance Shares pursuant to any Advance that we may elect to effect pursuant to the SEPA will be determined by reference to the VWAP during the applicable period for such Advance on the applicable purchase date for such Advance (“Purchase Date”), as of the date of this prospectus, we cannot determine the actual purchase price per share that Yorkville will be required to pay for any Advance Shares that we may elect to sell to Yorkville under the SEPA from and after the date that the conditions are met and the first Pre-Paid Advance on the SEPA is effected (the “Commencement Date”) and, therefore, we cannot be certain how many Advance Shares, in the aggregate, we may issue and sell to Yorkville under the SEPA from and after the Commencement Date.

As of June 17, 2026, there were 48,224,110 shares of our common stock outstanding, which includes 131,909 Commitment Shares that were issued to Yorkville on October 24, 2025 and of which 34,573,141 shares were held by non-affiliates of our company. If all of the 16,000,000 shares offered for resale by Yorkville under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 24.9% of the total number of outstanding shares of common stock and approximately 31.6% of the total number of outstanding shares of common stock held by non-affiliates of our company, in each case as of June 17, 2026.

Although the SEPA provides that we may sell up to $20.0 million (of which an aggregate of $2.8 million of shares of common stock have already been issued and sold to Yorkville as of the date of this prospectus) of our common stock to Yorkville, only up to 16,000,000 Advance Shares are being registered under the Securities Act for resale by Yorkville under the Registration Statement that includes this prospectus. If we were to issue and sell all 16,000,000 of the Advance Shares to Yorkville at an assumed purchase price per share of $0.23 (without taking into account the 4.99% Beneficial Ownership Limitation), representing the closing sale price of our common stock on the Nasdaq on June 17, 2026, we would only receive approximately $3,680,000 in aggregate gross proceeds from the sale of such Advance Shares to Yorkville under the SEPA. Depending on the market prices of our common stock on the purchase dates on which we elect to sell such Advance Shares to Yorkville under the SEPA, we may need to register under the Securities Act additional shares of our common stock for resale by Yorkville which, together with the 16,000,000 Advance Shares included in this prospectus and the shares registered in the Prior Registration Statement, will enable us to issue and sell to Yorkville such aggregate number of shares of common stock under the SEPA as will be necessary in order for us to receive aggregate proceeds equal to Yorkville’s $20.0 million maximum aggregate purchase commitment available to us under the SEPA (of which an aggregate of $2.8 million of shares of common stock have already been issued and sold to Yorkville as of the date of this prospectus).

9

If we elect to issue and sell to Yorkville more than the 16,000,000 shares of common stock being registered under the Securities Act for resale by Yorkville under the Registration Statement that includes this prospectus, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional Registration Statements to register under the Securities Act for the offer and resale by Yorkville of any such additional shares of our common stock we wish to sell from time to time under the SEPA, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Yorkville under the SEPA. Any issuance and sale by us under the SEPA of a substantial amount of shares of common stock in addition to the 16,000,000 shares of common stock being registered for resale by Yorkville under the Registration Statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of common stock ultimately offered for resale by Yorkville through this prospectus is dependent upon the number of shares of common stock, if any, we elect to sell to Yorkville under the SEPA from and after the Commencement Date. The issuance of our common stock to Yorkville pursuant to the SEPA will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

For other information on the SEPA, see “The Standby Equity Purchase Agreement” section.

Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation.

We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering. However, if our annual gross revenue is $1.235 billion or more, or our non-convertible debt issued within a three year period exceeds $1 billion, or the market value of our shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Smaller Reporting Company

We are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Risks Associated with Our Business

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 incorporated herein by reference. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.

10

Corporate Information

We are currently incorporated in the State of Delaware. Our principal executive offices are located at 11621 Kew Gardens Ave, Suite 210, Palm Beach Gardens, Florida 33410, and our telephone number is (561) 406-6154. Our website address is www.jupiterneurosciences.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Recent Developments

Director Resignation

On June 17, 2026, Allison W. Brady, a member of the board of directors, informed the Company of her decision to resign from the board of directors, effective immediately. Ms. Brady also resigned from her positions as a member of the audit committee and the compensation committee of the board of directors, effective as of the same date. Her decision to resign is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Registered Direct Offering

On May 20, 2026, the Company entered into a Securities Purchase Agreement with the investors named therein (the “Investors”), pursuant to which the Company agreed to issue and sell, in a registered direct offering by the Company directly to the Investors, 7,142,858 shares (the “Shares”) of common stock at a price of $0.28 per share, for aggregate gross proceeds to the Company of approximately $2.0 million before deducting the placement agent’s fees and related offering expenses. The Shares were offered by the Company pursuant to a Registration Statement on Form S-3 (File No. 333-295085), which was filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2026, and was declared effective by the Commission on April 24, 2026.

PharmAla Non-Binding Term Sheet

On May 19, 2026, the Company and PharmAla Biotech Holdings Inc. (“PharmAla”) executed a non-binding summary of proposed terms (the “Term Sheet”) describing a potential licensing transaction pursuant to which the Company would acquire from PharmAla exclusive and perpetual U.S. rights to ALA-002, a proprietary, next-generation MDMA formulation, together with related intellectual property, regulatory materials, tangible inventory, and certain contractual and regulatory rights (collectively, the “Assets”), subject to the Company’s compliance with the definitive agreements. The Term Sheet reflects the parties’ current understanding and contemplates that the parties would enter into a definitive agreement within 90 days of the date of the Term Sheet, as well as the following principal terms, which remain subject to due diligence and the negotiation and execution of definitive agreements:

●	Consideration. At closing of the contemplated transaction, PharmAla would receive total upfront consideration of $3,333,333, comprised of $1,500,000 in cash and $1,833,333 in equity securities of the Company; the equity securities issued to PharmAla would be subject to a 180-day lock-up period; and the Company may elect to substitute all-cash consideration at its sole discretion. In addition, the Term Sheet contemplates (i) development milestones of $3,333,333 upon initiation of a Phase 3 clinical trial of ALA-002 and $20,000,000 upon U.S. Food and Drug Administration approval, and (ii) commercialization milestones of $10,000,000, $30,000,000 and $33,333,333 upon first achievement of specified U.S. annual net sales thresholds of $333,333,333, $1,000,000,000 and $2,000,000,000, respectively. Following achievement of all commercialization milestones, PharmAla would be entitled to a perpetual 3% royalty on U.S. net sales of licensed products. Each milestone would be payable once upon first achievement of the applicable threshold. Within 90 days of closing, if required, the Company would file a registration statement to register the equity portion of the upfront consideration.

●	Escrow. Contemporaneously with the Term Sheet, the Company would deposit $600,000 into escrow, to be credited against the upfront cash payable to PharmAla at closing. If a definitive agreement is not executed within 90 days from signing of the Term Sheet (subject to specified fault-based carve-outs), PharmAla would receive the escrow as a reverse termination fee, as to be set forth in a separate escrow agreement.

●	Exclusivity; No-Shop. The Term Sheet provides for a 90-day exclusivity period (subject to mutual written extension) during which PharmAla will not solicit, negotiate or enter into competing U.S. transactions regarding the Assets, subject to customary exceptions.

●	Assets and Responsibilities. The contemplated transaction would transfer to the Company exclusive and perpetual U.S. rights to ALA-002, including intellectual property (patents and applications, know-how and data), regulatory files and correspondence, CMC information and manufacturing materials, inventory and specified third-party agreements necessary for development and commercialization in the U.S., subject to the Company’s compliance with the definitive agreements. Upon closing, the Company would assume sole responsibility for U.S. patent prosecution and maintenance related to ALA-002, including the preparation, filing and prosecution of new patent applications and maintenance of existing patents, and would have the right to select and direct U.S. patent counsel, with PharmAla’s reasonable cooperation. Certain assets are excluded, including PharmAla’s cash, tax attributes and programs outside ALA-002.

●	Conditions; Approvals. Execution of definitive agreements would be subject to the Company’s due diligence in its sole discretion, negotiation of mutually acceptable definitive documentation with customary representations, warranties, covenants, and closing conditions, shareholder approvals of each party to the extent required, the absence of any material adverse effect on either party and any required Nasdaq or other regulatory approvals.

●	Development Timelines; Operations. The definitive agreement would include a development timeline (including targeted dates for Phase 3 completion and a New Drug Application in the United States, subject to customary terms and conditions for licensing transactions of this nature) and customary interim operating covenants for PharmAla from signing to closing, including maintenance of the Assets and preservation of related rights.

The Term Sheet expressly provides that, other than certain binding provisions (including, among others, escrow, fees and expenses, confidentiality, exclusivity and expenses), it is non-binding, and no party will be obligated to proceed with the contemplated transaction unless and until a mutually acceptable definitive agreement is executed. There can be no assurance that a definitive agreement will be entered into on the terms summarized above or at all, or that, if entered into, the contemplated transaction will be consummated.

Note payable, related party

On October 1, 2025, the Company repaid in full the unsecured, on demand working capital loan from its Chief Executive Officer, which accrued interest at 3% per annum. The repayment consisted of the outstanding principal balance of $146,432 and accrued but unpaid interest of $4,350, for an aggregate payment of $150,782. Following the repayment, no amounts remained outstanding under the loan.

11

THE OFFERING

Shares of common stock offered by the Selling Stockholder	Up to 16,000,000 shares of common stock that may be issued to Yorkville from time to time from and after the Commencement Date pursuant to the SEPA.

Shares of common stock outstanding prior to this offering	48,224,110 shares of common stock.

Shares of common stock outstanding immediately after giving effect to the issuance of the shares registered hereunder	64,224,110 shares of common stock.

Use of proceeds	We will not receive any proceeds from the resale of shares of common stock included in this prospectus by Yorkville. However, we may receive up to $17.2 million (in addition to the $2.80 million previously received from sales made pursuant to the SEPA prior to the date of this prospectus) in aggregate gross proceeds under the SEPA (of which the Pre-Paid Advances (as defined below) are a part) from sales of common stock that we may elect to make to Yorkville pursuant to the SEPA, if any, from time to time in our sole discretion, from and after the Commencement Date.

For as long as any amounts remain outstanding under either of the Convertible Notes, if we deliver an Advance Notice under the SEPA, we will be deemed to have elected an Advance Repayment under the Convertible Notes in respect of such Advance Notice up to the Installment Amount which may or may not be due on an upcoming Installment Date, or subsequent Installment Dates, until all of the outstanding amounts under both Convertible Notes have been fully repaid. Therefore, until both of the Convertible Notes have been fully repaid, all proceeds from all Advances made under the SEPA will be used solely to repay outstanding amounts under the Convertible Notes, unless Yorkville agrees otherwise. Thereafter, the net proceeds under the SEPA to us will depend on the frequency and prices at which we sell our common stock to Yorkville in one or more Advances under the SEPA, and we expect that any proceeds received from such sales to Yorkville in one or more Advances under the SEPA will be used primarily to support our Phase 2 trial of our lead asset, JOTROL™, for the treatment of Parkinson’s Disease and to accelerate DTC marketing and sales growth of its recently launched nutritional product line Nugevia.com, as well as for working capital and other general corporate purposes. See the section titled “Use of Proceeds.”

Risk factors	You should carefully read the section titled “Risk Factors” beginning on page 13 of this prospectus and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq symbol for our common stock	“JUNS”

The number of shares of our common stock to be outstanding after this offering is based on 48,224,110 shares of our common stock outstanding as of June 17, 2026, and excludes, as of that date, the following:

●	14,752,819 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $0.89 per share;

●	1,726,037 shares of our common stock issuable upon settlement of vested restricted stock units;

●	2,156,184 shares of common stock reserved for future issuance pursuant to future awards under our 2016 Equity Incentive Plan;

●	1,440,000 shares of common stock reserved for future issuance pursuant to future awards under our 2021 Equity Incentive Plan;

●	1,047,135 shares of common stock reserved for future issuance pursuant to future awards under our 2023 Equity Incentive Plan; and

●	1,448,274 shares of common stock reserved for future issuance pursuant to future awards under our 2025 Equity Incentive Plan.

12

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common stock. Refer to “Cautionary Note Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to the Offering

Substantial blocks of our common stock may be sold into the market as a result of the convertible notes we sold or will sell to Yorkville or shares of common stock we may sell to Yorkville, in each case, under the SEPA, if not terminated and if and when available, which may cause the price of our common stock to decline.

On October 24, 2025, we entered into the SEPA with Yorkville. Subject to the terms and conditions set forth therein, Yorkville agreed to advance to us up to $6.0 million in Pre-Paid Advances, less certain amounts, which was paid in two tranches, in exchange for our issuance to Yorkville of Convertible Notes as described below. On October 27, 2025, Yorkville disbursed the first tranche of the Pre-Paid Advances, in the amount of $3,720,000 after accounting for OID, to us. In exchange, we issued Yorkville a First Convertible Note for the principal amount of $4.0 million. On December 23, 2025, Yorkville disbursed the second tranche of the Pre-Paid Advances, in the amount of $1,860,000 after accounting for OID, to us. In exchange, we issued Yorkville a Second Convertible Note for the principal amount of $2.0 million. Yorkville may convert all or any portion of the outstanding principal amount, accrued and unpaid interest and other amounts outstanding under the Convertible Notes we issue it into shares of common stock, at any time and from time to time during the term of the Convertible Notes. Under the applicable rules of The Nasdaq Stock Market, on December 19, 2025, we obtained stockholder approval to issue to Yorkville, pursuant to the SEPA, shares of our common stock which exceed 6,855,459 shares, which was equal to 19.99% of the shares of our common stock outstanding immediately prior to the execution of the SEPA.

Under the SEPA, we also have the right to sell to Yorkville an additional $17.2 million of our common stock in the form of one or more Advances, subject to certain limitations and conditions. Sales of our shares of common stock to Yorkville as Advances under the SEPA, and the timing of any such sales, are at our complete discretion and we are under no obligation to sell any shares of common stock to Yorkville under the SEPA.

Yorkville can resell, under this prospectus, up to 16,000,000 shares of common stock, consisting of Advance Shares that we may, in our sole discretion, elect to sell to Yorkville, from time to time from and after the Commencement Date pursuant to the SEPA.

If all of the 16,000,000 shares offered for resale by Yorkville under this prospectus were issued and outstanding as of the date hereof (without taking into account the Beneficial Ownership Limitation), such shares would represent approximately 24.9% of the total number of outstanding shares of common stock and approximately 31.6% of the total number of outstanding shares of common stock held by non-affiliates of our company, in each case as of June 17, 2026.

The price of our common stock could decline if there are substantial sales of shares of our common stock, if there is a large number of shares of our common stock available for sale, or if there is the perception that these sales could occur.

Any issuance of shares of common stock pursuant to the SEPA, if not terminated and if and when available, whether upon conversion by Yorkville of a Convertible Note or upon issuance of common stock in the form of an Advance, will dilute the percentage ownership of our stockholders and may dilute the per share projected earnings (if any) or book value of our common stock. Sales of a substantial number of shares of our common stock in the public market or other issuances of shares of our common stock, or the perception that these sales or issuances could occur, could cause the market price of our common stock to decline and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.

13

The actual number of shares of common stock we will issue pursuant to the SEPA, if not terminated and if and when available, at any one time or in total, is uncertain.

Subject to certain conditions in the SEPA, if not terminated and if and when available, and subject to compliance with applicable law, we have issued Convertible Notes to Yorkville, which may be converted into shares of our common stock at any time and from time to time during the term of the Convertible Notes, and we may also issue additional shares of our common stock to Yorkville in connection with Advances under the SEPA. The number of shares of common stock that are issued to Yorkville will fluctuate based on a number of factors. It is not possible at this stage to predict the number of shares of common stock that will be ultimately issued pursuant to the SEPA, if not terminated and if and when available.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the SEPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Yorkville. If and when we do elect to sell shares of our common stock to Yorkville pursuant to the SEPA, after Yorkville has acquired such shares, Yorkville may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville in this offering as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Yorkville under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Yorkville may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Yorkville, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Yorkville, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Outstanding amounts under the SEPA, if not terminated and if and when available, will make us more vulnerable to downturns in our financial condition, and any shares of common stock we issue under the SEPA, if not terminated and if and when available, will further dilute our stockholders.

As of the date of this prospectus, there are $2.8 million of Pre-Paid Advances outstanding under the SEPA, and there may be additional amounts outstanding under the SEPA in the future. If our cash flow from operations is insufficient to meet our payments under the SEPA, if not terminated and if and when available, or we are unable to offset amounts outstanding under the SEPA with the issuance of shares of common stock, we would incur an event of default under the SEPA, in which case, all outstanding amounts would be immediately due and payable. Any debt we incur from Yorkville or other parties could make us more vulnerable to a downturn in our operating results or a downturn in economic conditions. If our cash flow from operations is insufficient to meet any debt service requirements or we incur an event of default, we could be required to refinance our obligations, or dispose of assets in order to meet debt service requirements.

In addition, any shares of common stock that we issue to Yorkville under the SEPA, if not terminated and if and when available, will further dilute our current stockholders.

14

USE OF PROCEEDS

Any sales of common stock by Yorkville pursuant to this prospectus will be solely for Yorkville’s accounts. The Company will not receive any proceeds from any such sales.

We may receive up to $17.2 million (in addition to the $2.8 million previously received from sales made pursuant to the SEPA prior to the date of this prospectus) aggregate gross proceeds under the SEPA from any sales we make to Yorkville pursuant to the SEPA. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell our common stock to Yorkville after the date of this prospectus. See the sections titled “The Standby Equity Purchase Agreement” and “Plan of Distribution” in this prospectus for more information.

The holders will pay any underwriting discounts, selling commissions and stock transfer taxes and fees incurred by such holders in connection with any sale of their shares of common stock. The Company will generally bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration and filing fees, the Nasdaq listing fees and fees and expenses of Company counsel and independent registered public accountants.

For as long as any amounts remain outstanding under either of the Convertible Notes, if we deliver an Advance Notice under the SEPA, we will be deemed to have elected an Advance Repayment under the Convertible Notes in respect of such Advance Notice up to the Installment Amount which may or may not be due on an upcoming Installment Date, or subsequent Installment Dates, until all of the outstanding amounts under both Convertible Notes have been fully repaid. Therefore, until both of the Convertible Notes have been fully repaid, all proceeds from all Advances made under the SEPA will be used solely to repay outstanding amounts under the Convertible Notes, unless Yorkville agrees otherwise. Thereafter, the net proceeds under the SEPA to us will depend on the frequency and prices at which we sell our common stock to Yorkville in one or more Advances under the SEPA, and we expect that any proceeds received from such sales to Yorkville in one or more Advances under the SEPA will be used primarily to support our Phase 2 trial of our lead asset, JOTROL™, for the treatment of Parkinson’s Disease and to accelerate DTC marketing and sales growth of its recently launched nutritional product line Nugevia.com, as well as for working capital and other general corporate purposes.

15

THE STANDBY EQUITY PURCHASE AGREEMENT

On October 24, 2025, the Company entered into the SEPA and a related Registration Rights Agreement, each dated as of October 24, 2025, with Yorkville, pursuant to which the Company has the right to sell to Yorkville up to $20.0 million of its common stock, par value $0.0001 per share, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA (of which an aggregate of $2.8 million of shares of common stock have already been issued and sold to Yorkville as of the date of this prospectus). Pursuant to the Registration Rights Agreement, we filed with the SEC the Prior Registration Statement on Form S-1 (333-291832) to register up to 10,000,000 shares of common stock consisting of (i) up to 4,000,000 Conversion Shares that may be issued to Yorkville upon conversion by Yorkville of Convertible Notes issued to Yorkville under the SEPA, (ii) 5,868,091 shares of common stock that were issued to Yorkville in the form of one or more Advances under the SEPA in our sole discretion following an Advance Notice and (iii) 131,909 shares of common stock we issued Yorkville, upon our execution of the SEPA on October 24, 2025, as partial consideration for its commitment to purchase shares of our common stock pursuant to the SEPA. To date, 5,815,975 shares of common stock registered under the Prior Registration Statement have been sold to Yorkville for aggregate gross proceeds of $2,830,496.

The purpose of this registration statement on Form S-1 is to register an additional 16,000,000 Advance Shares for resale by Yorkville, pursuant to the terms of the SEPA and the Registration Rights Agreement. Such Advance Shares may be issued to Yorkville in the form of one or more Advances under the SEPA in our sole discretion following an Advance Notice. Sales of the shares of common stock to Yorkville under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to Yorkville under the SEPA.

On November 19, 2025, the Company entered into Amendment No. 1 to the SEPA (“SEPA Amendment No. 1”) to correct (i) the amount of issued and outstanding shares of common stock of the Company reflected therein as of October 24, 2025 (revised from 34,833,083 to 34,294,446 issued and outstanding shares of common stock) and (ii) the total number of shares of common stock issuable to Yorkville by Company under the SEPA in accordance with the Exchange Cap (revised from 7,180,504 to 6,855,459 shares of common stock). Except as expressly modified by SEPA Amendment No. 1, all provisions remain unchanged and in full force and effect. Under the applicable rules of The Nasdaq Stock Market, on December 19, 2025, the Company obtained stockholder approval to issue to Yorkville, pursuant to the SEPA, shares of its common stock which exceed the Exchange Cap.

The SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties. Copies of the agreements have been filed as exhibits to the Registration Statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Common Stock Under the SEPA

Pursuant to the SEPA, the Company will have the right, but not the obligation, from time to time at its sole discretion until the SEPA is terminated or expires in accordance with its terms, to direct Yorkville to purchase a specified number of shares of common stock through Advances up to the applicable Advance Maximum Amount (defined below), by delivering an Advance Notice to Yorkville in accordance with the terms of the SEPA. While there is no mandatory minimum amount of common stock the Company is required to direct Yorkville to purchase pursuant to any single Advance Notice, an Advance Notice may not direct Yorkville to purchase a number of shares of common stock exceeding the Advance Maximum Amount.

The Advance Shares that the Company directs Yorkville to purchase pursuant to an Advance Notice delivered by the Company to Yorkville under the SEPA will be purchased by Yorkville at a per share price equal to 97% of the lowest daily VWAP of the common stock during the Pricing Period other than (i) the daily VWAP on a trading day on which the daily VWAP is less than a minimum acceptable price set forth by the Company in the Advance Notice (if any), or (ii) there is no daily VWAP on the subject trading day during the applicable Pricing Period. The Company may elect, in its sole discretion, to set forth a Minimum Price in each Advance Notice or it may elect not to do so. To the extent any such VWAP is excluded from the calculation of the per share purchase price for the shares of common stock to be purchased by Yorkville under an Advance Notice, as described above, the total number of Advance Shares to be purchased by Yorkville in the applicable Advance will be automatically reduced by one-third for each trading day during the applicable Pricing Period with respect to which the VWAP is so excluded from the calculation of the applicable per share purchase price. “VWAP” is defined in the SEPA as the daily volume weighted average price of the common stock for such trading day on Nasdaq during regular trading hours as reported by Bloomberg L.P. There is no upper limit on the price per share that Yorkville could be obligated to pay for the common stock the Company may elect to sell to it in any Advance under the SEPA. The purchase price per share of common stock that the Company may elect to sell to Yorkville in an Advance under the SEPA will be equitably adjusted for any stock split, stock combination, stock dividend or other similar transaction involving the common stock occurring during the applicable Pricing Period for such Advance under the SEPA.

16

Other than as stated above, the Company will control the timing and amount of any sales of common stock to Yorkville as an Advance under the SEPA. Actual sales of common stock to Yorkville as an Advance under the SEPA will depend on a variety of factors to be determined by the Company, in its sole discretion, from time to time, which may include, among other things, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company’s business and operations.

Convertible Notes and Pre-Paid Advances

In connection with the SEPA, and subject to the conditions set forth therein, Yorkville agreed to advance to the Company up to $6.0 million in Pre-Paid Advances, less certain amounts, which was paid in two tranches, in exchange for the Company’s issuance to Yorkville of Convertible Notes as described below. The first Pre-Paid Advance in the amount of $3,720,000 was disbursed to the Company on October 27, 2025, in exchange for the Company’s issuance to Yorkville of a First Convertible Note in the principal amount of $4.0 million, which was issued with an OID of 7.0% (or $280,000) and is initially convertible into Conversion Shares at a fixed conversion price of $1.50 per share (subject to adjustment as provided in such Convertible Note). Giving effect to the OID, the purchase price paid by Yorkville for the First Convertible Note is equal to the amount of the first Pre-Paid Advance ($3,720,000). The second tranche of the Pre-Paid Advance in the amount of $1,860,000 was disbursed to the Company on December 23, 2025 in exchange for the Company’s issuance to Yorkville of the Second Convertible Note in the principal amount of $2.0 million, which was issued with an OID of 7.0% (or $140,000) and is initially convertible into Conversion Shares at a fixed conversion price of $1.50 per share (subject to adjustment as provided in such Convertible Note). Giving effect to the OID, the purchase price to be paid by Yorkville for the Second Convertible Note will be equal to the amount of the second Pre-Paid Advance ($1,860,000). Interest shall accrue on the outstanding balance under the Convertible Notes at an annual rate equal to 8%, subject to an increase to 18% upon an event of default as described in the Convertible Notes. The maturity date of each of the Convertible Notes issued in connection with each Pre-Paid Advance is October 24, 2026.

Yorkville may convert all or any portion of the outstanding principal amount, accrued and unpaid interest and other amounts outstanding under the Convertible Notes into Conversion Shares, at any time and from time to time during the term of the Convertible Notes, at an initial Fixed Price of $1.50 per share, subject to adjustment as provided in the Convertible Notes, including (i) standard proportionate antidilution adjustment in the event of any stock split, stock combination, stock dividend or other similar transaction involving the common stock and (ii) certain “price protection” antidilution adjustment in the event of certain “dilutive issuances” of common stock by the Company at prices deemed to be below the Fixed Price (with the exception of certain “excluded issuances” set forth in the Convertible Notes), which would reduce the Fixed Price to the lowest price per share at which the common stock is deemed to be issued by the Company in the dilutive issuance, but in no event below the absolute Floor Price (which is subject to the standard proportionate antidilution adjustment as described in (i) above). If an Event of Default (as such term is defined in the Convertible Notes) has occurred, Yorkville will then be entitled to convert any portion of the Convertible Notes, or in the case of an Event of Default triggered by the failure of the Company to repay any Installment Amount (defined below) due under the Convertible Notes by the applicable Installment Date (as defined below), any portion of the outstanding and unpaid Installment Amount due under the Convertible Notes, into Conversion Shares, at a conversion price per share equal to the lower of (a) the Fixed Price then in effect and (b) a price per share equal to the product obtained by multiplying (x) 0.95 by (y) the Variable Price, but which Variable Price shall not be lower than the Floor Price. Any conversion of outstanding amounts under a Convertible Note made by Yorkville will have the effect of reducing the outstanding amount under such Convertible Note, (i) first with respect to the amounts then due and payable by the Company under such Convertible Note and (ii) second with respect to the amounts due and payable by the Company on the next succeeding Installment Date (as defined below), by the outstanding amount of the Convertible Note so converted by Yorkville into Conversion Shares.

17

Beginning on the 75th calendar day after October 24, 2025, and continuing on each Installment Date, the Company shall repay a portion of the outstanding balance of the Pre-Paid Advance, in an amount equal to the Installment Amount.

On February 20, 2026, the Company and Yorkville entered into an Omnibus Amendment (the “Omnibus Amendment”) to revise Section 1(c) of the Convertible Notes, the “Monthly Payments” provision by (i) commencing the monthly installment payment on April 1, 2026, representing an extension of approximately three months from the original schedule, (ii) revising the payment calculation to a variable payment schedule set forth in a repayment schedule attached thereto, and (iii) updating the provisions governing Advance Notices under the SEPA. The Company retains the option to satisfy installments through cash, Advance Repayment, or a combination thereof.

With respect to the payment of any Installment Amount by the Company under the Convertible Notes, the Company may, in its sole discretion, elect to repay each Installment Amount through an Advance Repayment or a series of Advance Notices under the SEPA, each with an Advance Date on or before the applicable Installment Date, as determined by the Company, in its sole discretion. In respect of any Installment Amount, or portion thereof, to be repaid by the Company in cash, the Company must pay such Installment Amount to Yorkville as a Cash Repayment. If the Company elects an Advance Repayment for all or a portion of an Installment Amount, then the Company must deliver an Advance Notice to Yorkville in the amount of the Installment Amount, without the Payment Premium, in accordance with the terms and conditions of the SEPA, that will have an Advance Date on or before the applicable Installment Date. Upon the closing of such Advance Notice in accordance with the SEPA, Yorkville will offset the amount due to be paid by Yorkville to the Company under the SEPA against an equal amount of the Installment Amount, without the Payment Premium, to be paid by the Advance Repayment. If on the Installment Date any portion of the Installment Amount remains unpaid, the Company must repay such outstanding Installment Amount as a cash repayment in accordance with the SEPA.

Net Proceeds

The net proceeds to us from sales that we elect to make to Yorkville under the SEPA, if any, will depend on the frequency and prices at which we sell shares of our common stock to Yorkville. For so long as any amounts remain outstanding under either of the Convertible Notes, or unless otherwise agreed by Yorkville, if the Company delivers an Advance Notice under the SEPA, the Company will be deemed to have elected an Advance Repayment under the Convertible Notes in respect of such Advance Notice up to the Installment Amount which may or may not be due on an upcoming Installment Date, or subsequent Installment Dates, until all of the outstanding amounts under both Convertible Notes have been fully repaid. Therefore, until both of the Convertible Notes have been fully repaid, all proceeds from all Advances made under the SEPA will be used solely to repay outstanding amounts under the Convertible Notes, unless Yorkville agrees otherwise. Thereafter, the net proceeds under the SEPA to the Company will depend on the frequency and prices at which the Company sells its common stock to Yorkville in one or more Advances under the SEPA. The Company expects that any proceeds received from such sales to Yorkville in one or more Advances under the SEPA will be used primarily to support its Phase 2 trial of its lead asset, JOTROL™, for the treatment of Parkinson’s Disease and to accelerate DTC marketing and sales growth of its recently launched nutritional product line Nugevia.com, as well as for working capital and other general corporate purposes.

Beneficial Ownership Limitation

The Company may not issue or sell any shares of common stock to Yorkville under the SEPA or upon conversion of the Convertible Notes, which, when aggregated with all other shares of common stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and the rules thereunder), would result in Yorkville beneficially owning more than 4.99% of our outstanding shares of common stock. Although the SEPA does not permit Yorkville to modify or waive the 4.99% Beneficial Ownership Limitation for purposes of determining the amount of Advance Shares that we may issue and sell to Yorkville under the SEPA, the terms of the Convertible Notes do permit Yorkville to increase to a higher percentage than 4.99% the maximum percentage beneficial ownership of our common stock for purposes of determining the beneficial ownership limitation applicable under the Convertible Notes by delivering to us written notice thereof specifying such higher percentage, which increased beneficial ownership limitation will not become effective until the 65th day after delivery of such written notice to the Company.

18

Termination of the SEPA

The SEPA will automatically terminate on the earliest to occur of (i) the 24-month anniversary of the date of the SEPA (provided that if any Convertible Notes are then outstanding, such termination shall be delayed until the date that all outstanding Convertible Notes have been repaid) or (ii) the date on which the Company shall have made full payment of the Advances pursuant to the SEPA. The Company has the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that (a) there are no outstanding Advance Notices under which shares of common stock have yet to be issued, (b) there is not an outstanding Convertible Note, and (c) the Company has paid all amounts owed to Yorkville pursuant to the SEPA. The Company and Yorkville may also agree to terminate the SEPA by mutual written consent. Neither the Company nor Yorkville may assign or transfer any of their respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by the Company or Yorkville other than by an instrument in writing signed by both parties.

Prohibition on Dilutive Issuances and Similar Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the SEPA or Registration Rights Agreement, other than a prohibition on entering into specified “Variable Rate Transactions” (as such term is defined in the SEPA), other than with Yorkville, until all outstanding amounts under the Convertible Notes issued under the SEPA have been repaid in full. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of the common stock after the date of issuance, or the Company effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which the Company may offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into common stock at a future determined price. Furthermore, under the terms of the SEPA, until all outstanding amounts under the Convertible Notes issued under the SEPA have been repaid in full, the Company may not repay any loans to any executives or employees of the Company or make any payments in respect of any related party debt, including outstanding and accrued salaries, except that the Company is permitted to pay (i) an amount equal to one-half of the Bonus after disbursement of the first Pre-Paid Advance to the Company on October 27, 2025 and (ii) an amount equal to one-half of the Bonus after disbursement of the second Pre-Paid Advance to the Company at the time referred to above. Furthermore, Yorkville has agreed that during the term of the SEPA, none of Yorkville, any of its officers, or any entity managed or controlled by Yorkville, will enter into or effect, directly or indirectly, either for Yorkville’s own principal account or for the principal account of any such entity managed or controlled by Yorkville, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the common stock or any hedging transaction, which establishes a net short position with respect to the common stock.

In addition, under the terms of the SEPA, the Company may not incur indebtedness (other than indebtedness in respect of the Convertible Notes, certain subordinated indebtedness, and indebtedness that does not exceed $250,000 at any given time) without the prior consent of Yorkville.

Structuring Fee

As consideration for Yorkville’s commitment to purchase common stock at the Company’s direction pursuant the SEPA, the Company (i) paid to Yorkville a cash “structuring fee” in the amount of $25,000 and (ii) upon execution of the SEPA, issued to Yorkville 131,909 Commitment Shares, which have a total aggregate dollar value equal to $200,000, or 1.0% of Yorkville’s $20.0 million aggregate purchase commitment under the SEPA (each Commitment Share valued at approximately $1.5162 per share, representing the VWAP on October 23, 2025, the trading day immediately prior to the date of execution of the SEPA, rounded to the nearest whole share).

Finder’s Fee

In connection with the transactions contemplated by the SEPA, the Company engaged Revere, a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc., to act as the Company’s “finder” and, in connection therewith, entered into a finder’s fee agreement with Revere, pursuant to which Revere will receive cash compensation from the Company equal to (i) 8.0% of the total proceeds raised by the Company through any Pre-Paid Advance and (ii) $18,000 per month, on an accrual basis, for a period 12 months, the total amount of such monthly payment becoming due and payable at such time as the Company raises $5.0 million or more in additional financing.

Effect of Sales of our Common Stock under the SEPA on our Stockholders

The 16,000,000 Advance Shares to be issued or sold by us, to Yorkville under the SEPA that are being registered under the Securities Act for resale by Yorkville in this offering are expected to be freely tradable and may be issued and sold by us to Yorkville from time to time over a period of up to 24 months, unless the SEPA is earlier terminated. The resale by Yorkville of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of Advance Shares, if any, to Yorkville under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or none of the Advance Shares that may be available for us to sell to Yorkville pursuant to the SEPA.

19

If and when we do sell Advance Shares to Yorkville pursuant to the SEPA, after Yorkville has acquired such shares, Yorkville may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville in this offering as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of our common stock to Yorkville under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Yorkville may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the per share purchase price that Yorkville will pay for Advance Shares pursuant to any Advance that we may elect to effect pursuant to the SEPA will be determined by reference to the VWAP during the applicable period for such Advance on the applicable Purchase Date for such Advance, as of the date of this prospectus, we cannot determine the actual purchase price per share that Yorkville will be required to pay for any Advance Shares that we may elect to sell to Yorkville under the SEPA from and after the Commencement Date and, therefore, we cannot be certain how many Advance Shares, in the aggregate, we may issue and sell to Yorkville under the SEPA from and after the Commencement Date.

As of June 17, 2026, there were 48,224,110 shares of our common stock outstanding, which includes 131,909 Commitment Shares that were issued to Yorkville on October 24, 2025 and of which 34,573,141 shares were held by non-affiliates of our company. If all of the 16,000,000 shares offered for resale by Yorkville under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 24.9% of the total number of outstanding shares of common stock and approximately 31.6% of the total number of outstanding shares of common stock held by non-affiliates of our company, in each case as of June 17, 2026.

Although the SEPA provides that we may sell up to $20.0 million (of which an aggregate of $2.8 million of shares of common stock have already been issued and sold to Yorkville as of the date of this prospectus) of our common stock to Yorkville, only up to 16,000,000 Advance Shares are being registered under the Securities Act for resale by Yorkville under the Registration Statement that includes this prospectus. If we were to issue and sell all 16,000,000 of the Advance Shares to Yorkville at an assumed purchase price per share of $0.23 (without taking into account the 4.99% Beneficial Ownership Limitation), representing the closing sale price of our common stock on the Nasdaq on June 17, 2026, we would only receive approximately $3,680,000 in aggregate gross proceeds from the sale of such Advance Shares to Yorkville under the SEPA. Depending on the market prices of our common stock on the purchase dates on which we elect to sell such Advance Shares to Yorkville under the SEPA, we may need to register under the Securities Act additional shares of our common stock for resale by Yorkville which, together with the 16,000,000 Advance Shares included in this prospectus and the shares registered in the prior Registration Statement, will enable us to issue and sell to Yorkville such aggregate number of shares of common stock under the SEPA as will be necessary in order for us to receive aggregate proceeds equal to Yorkville’s $20.0 million maximum aggregate purchase commitment available to us under the SEPA (of which an aggregate of $2.8 million of shares of common stock have already been issued and sold to Yorkville as of the date of this prospectus).

If we elect to issue and sell to Yorkville more than the 16,000,000 shares of common stock being registered under the Securities Act for resale by Yorkville under the Registration Statement that includes this prospectus, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional Registration Statements to register under the Securities Act for the offer and resale by Yorkville of any such additional shares of our common stock we wish to sell from time to time under the SEPA, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Yorkville under the SEPA. Any issuance and sale by us under the SEPA of a substantial amount of shares of common stock in addition to the 16,000,000 shares of common stock being registered for resale by Yorkville under the Registration Statement that includes this prospectus could cause additional substantial dilution to our stockholders.

20

The number of shares of common stock ultimately offered for resale by Yorkville through this prospectus is dependent upon the number of shares of common stock, if any, we elect to sell to Yorkville under the SEPA from and after the Commencement Date. The issuance of our common stock to Yorkville pursuant to the SEPA will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from Yorkville from our sale of shares of common stock to Yorkville under the SEPA at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Yorkville(2)	Gross Proceeds from the Sale of Shares to Yorkville Under the SEPA
$0.10		16,000,000	24.9%	$1,600,000
$0.2370	(3)	16,000,000	24.9%	$3,792,000
$0.30		16,000,000	24.9%	$4,800,000
$0.40		16,000,000	24.9%	$6,400,000
$0.50		16,000,000	24.9%	$8,000,000
$0.60		16,000,000	24.9%	$9,600,000

(1)	Although the SEPA provides that we may sell up to $20,000,000 (of which an aggregate of $2.8 million of shares of common stock have already been issued and sold to Yorkville as of the date of this prospectus) of our common stock to Yorkville, we are only registering 16,000,000 shares under the Registration Statement that includes this prospectus. If we elect to issue and sell to Yorkville more than the 16,000,000 shares of common stock, we must file with the SEC one or more additional registration statements to register under the Securities Act for the offer and resale by Yorkville of any such additional shares of our common stock we wish to sell from time to time under the SEPA, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Yorkville under the SEPA.

(2)	The denominator is based on 48,224,110 shares of common stock outstanding as of June 17, 2026, adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to Yorkville, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the SEPA as Advance Shares at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our common stock on the Nasdaq on June 25, 2026.

21

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We currently intend to retain future earnings, if any, and do not anticipate paying any cash dividends in the foreseeable future.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “JUNS.”

Holders of Common Stock

As of June 17, 2026, there were approximately 22 record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of June 17, 2026 by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our executive officers and directors that beneficially owns shares of our common stock; and

●	all our executive officers and directors as a group.

In the table below, percentage ownership is based on 48,224,110 shares of our common stock issued and outstanding as of June 17, 2026. Unless otherwise noted below, the address for each beneficial owner listed on the table is c/o Jupiter Neurosciences, Inc., 11621 Kew Gardens Avenue, Suite 210, Palm Beach Gardens, Florida 33410. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficial Ownership (1)		Percentage of Class(%)
Executive Officers and Directors:
Christer Rosén	13,080,566	(2)	25.8
Marshall Hayward, Ph.D	4,015,175	(3)	8.1
Saleem Elmasri	766,755	(4)	1.6
Alison D. Silva	1,068,755	(5)	2.2
Alexander Rosén	1,789,099	(6)	3.6
Nicholas H. Hemmerly	289,287	(7)	*
Julie Kampf	259,868	(8)	*
Holger Weis	277,436	(9)	*
All executive officers and directors as a group (8 persons)	21,546,941	(10)	38.5
Other 5% Stockholders:
Claes Wahlestedt, M.D., Ph.D.	3,120,885	(11)	6.4

*	less than 1%.

(1)	The percentages in the table have been calculated based on 48,224,110 shares of our common stock outstanding on June 17, 2026. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person which are exercisable within 60 days of June 17, 2026. Common stock options and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)	Includes 497,392 and 2,003,678 shares of common stock that may be acquired within 60 days of June 17, 2026 upon conversion or exercise of vested RSUs and options, respectively.

(3)	Includes 389,793 and 1,020,098 shares of common stock that may be acquired within 60 days of June 17, 2026 upon conversion or exercise of vested RSUs and options, respectively.

(4)	Includes 66,292 and 700,463 shares of common stock that may be acquired within 60 days of June 17, 2026 upon conversion or exercise of vested RSUs and options, respectively.

(5)	Includes 110,227 and 955,978 shares of common stock that may be acquired within 60 days of June 17, 2026 upon conversion or exercise of vested RSUs and options, respectively.

(6)	Includes 164,553 and 1,171,688 shares of common stock that may be acquired within 60 days of June 17, 2026 upon conversion or exercise of vested RSUs and options, respectively.

(7)	Includes 95,550 and 193,737 shares of common stock that may be acquired within 60 days of June 17, 2026 upon conversion or exercise of vested RSUs and options, respectively.

(8)	Includes 82,875 and 176,993 shares of common stock that may be acquired within 60 days of June 17, 2026 upon conversion or exercise of vested RSUs and options, respectively.

(9)	Includes 85,800 and 180,855 shares of common stock that may be acquired within 60 days of June 17, 2026 upon conversion or exercise of vested RSUs and options, respectively.

(10)	Represents shares of common stock beneficially owned by Christer Rosén, Marshall Hayward, Ph.D., Saleem Elmasri, Alison D. Silva, Alexander Rosén, Nicholas H. Hemmerly, Julie Kampf, and Holger Weis, as shown in the table above and in the footnotes to such table.

(11)	Includes 15,232 and 289,609 shares of common stock that may be acquired within 60 days of June 17, 2026 upon conversion or exercise of vested RSUs and options, respectively.

23

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by Yorkville, or the Selling Stockholder, of up to an additional 16,000,000 shares of our common stock that have been and may be issued by us to the Selling Stockholder under the SEPA. For additional information regarding the shares of our common stock included in this prospectus, see the section titled “The Standby Equity Purchase Agreement” above. We are registering the shares of our common stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with Yorkville on October 24, 2025, in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the SEPA and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution” in this prospectus, Yorkville has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means Yorkville.

The table below presents information regarding the Selling Stockholder and the shares of our common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of June 17, 2026. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 48,224,110 shares of our common stock outstanding on June 17, 2026. Because the purchase price to be paid by the Selling Stockholder for shares of our common stock, if any, that we may elect to sell to the Selling Stockholder in one or more transactions from time to time under the SEPA will be determined on the applicable purchase dates therefor, the actual number of shares of our common stock that we may sell to the Selling Stockholder under the SEPA may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our common stock being offered for resale pursuant to this prospectus.

Plan category

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Beneficially Owned After Offering(3)
Name of Selling Stockholder	Number(1)	Percent(2)	Prospectus	Number	Percent
YA II PN, Ltd.(4)	-	-	16,000,000	0	-

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of our common stock.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the Advance Shares that Yorkville may be required to purchase under the SEPA, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the SEPA, the satisfaction of which are entirely outside of Yorkville’s control, including the Registration Statement that includes this prospectus becoming and remaining effective. Furthermore, the Advance Shares under the SEPA are subject to certain agreed upon maximum amount limitations set forth in the SEPA. As of the date of this prospectus, both the SEPA and the Convertible Notes prohibit us from issuing and selling any Advance Shares under the SEPA or issuing Conversion Shares upon conversion of the Convertible Notes to Yorkville, to the extent such Advance Shares and/or Conversion Shares (as applicable), when aggregated with all other shares of our common stock then beneficially owned by Yorkville would cause Yorkville’s beneficial ownership of our common stock to exceed the 4.99% Beneficial Ownership Limitation. The terms of the Convertible Notes, however, permit Yorkville to increase to a higher percentage than 4.99% the maximum percentage beneficial ownership of our common stock for purposes of determining the Beneficial Ownership Limitation applicable under the Convertible Notes by delivering to us written notice thereof specifying such higher percentage, which increased beneficial ownership limitation will not become effective until the 65th day after delivery of such written notice to the Company. Unlike the Convertible Notes, however, the SEPA does not permit Yorkville to modify or waive the 4.99% Beneficial Ownership Limitation for purposes of limitations on the amount of Advance Shares that we may issue and sell to Yorkville under the SEPA.

(2)	Applicable percentage ownership is based on 48,224,110 shares of our common stock outstanding as of June 17, 2026.

(3)	Assumes the sale of all shares of our common stock being offered for resale pursuant to this prospectus.

(4)	Yorkville is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the general partner of Yorkville LP. All investment decisions for Yorkville are made by Yorkville LLC’s President and managing member, Mr. Mark Angelo. The business address of Yorkville is 1012 Springfield Avenue, Mountainside, NJ 07092.

24

DESCRIPTION OF SECURITIES

The following description of our capital stock is based upon our Certificate of Incorporation, as amended, our amended and restated bylaws, as amended, and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended, and our amended and restated bylaws, copies of which are filed with the SEC as exhibits to the Registration Statement of which this prospectus is a part.

Authorized Capital Stock

As of June 17, 2026, our authorized capital stock consists of (i) 500,000,000 shares of common stock, par value $0.0001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share. At June 17, 2026, we had 48,224,110 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

As of June 17, 2026, there were approximately 22 record holders of our common stock and no record holders of our preferred stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Common Stock

Voting

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Dividends

The holders of shares of our common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor if, as and when determined by the board of directors of the Company in their sole discretion, subject to provisions of law, and any provision of the Company’s Certificate of Incorporation, as amended from time to time. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities.

Preemptive and Similar Rights

The holders of our common stock have no preemptive or similar rights.

Preferred Stock

The board of directors is authorized to issue preferred stock in one or more classes or series, determining through resolutions the number of shares and designation for each series to distinguish it from others, the voting powers (full or limited, if any), redemption provisions including prices, whether dividends are cumulative or noncumulative, along with their rates and preferences, and the rights of each series upon the Company’s dissolution or asset distribution. Additionally, the board of directors may establish provisions for converting or exchanging shares into other classes, series, or securities of the Company or other entities, including applicable conversion rates, as well as any subscription or purchase rights, sinking fund provisions, and other special powers, preferences, rights, qualifications, limitations, or restrictions. Each class or series of preferred stock may differ in any respect, and the board of directors may increase the number of shares in an existing class or series by reallocating authorized, unissued, and undesignated preferred stock shares, which then become part of the designated class or series.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, as Amended, and Our Amended and Restated Bylaws, as Amended

Provisions of our Certificate of Incorporation, as amended, and our amended and restated bylaws, as amended, could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

25

Removal of Directors. Our amended and restated bylaws provide that directors may be removed prior to the expiration of their terms by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote.

Vacancies. Our amended and restated bylaws provide the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

Preferred Stock. Our Certificate of Incorporation, as amended, authorizes the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Amendment of Bylaws. Our Certificate of Incorporation, as amended, and our amended and restated bylaws provide that the bylaws may be altered, amended or repealed by our board of directors by an affirmative vote of a majority of the board of directors at any regular or special meeting of the board of directors. In addition, stockholders may amend the bylaws in accordance with the DGCL.

Limitation of Liability. Our Certificate of Incorporation, as amended, provides for the limitation of liability of our directors to the fullest extent permitted by the DGCL and permits us to indemnify our directors and officers, including as provided in our amended and restated bylaws and indemnification agreements.

Special Stockholders Meeting. The amended and restated bylaws provide that a special meeting of the stockholders may only be called by a majority of the board of directors.

Nominations of Directors. The amended and restated bylaws provide for advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

26

Exclusive Forum Provision

Section IX of our Certificate of Incorporation, as amended, and Section 7.4 of our amended and restated bylaws provide that “[u]nless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located in the county in which the principal office of the corporation in the State of Delaware is established, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act of 1934, as amended, the Securities Act, or any claim for which the federal courts have exclusive or concurrent jurisdiction.”

This choice of forum provision may limit a bondholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our Certificate of Incorporation, as amended, and our amended and restated bylaws to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Fee Shifting Provision

Section 7.4 of our amended and restated bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.”

Our amended and restated bylaws provide that for this section, the term “attorneys’ fees” or “attorneys’ fees and costs” means the fees and expenses of counsel to the Company and any other parties asserting a claim subject to Section 7.4 of the amended and restated bylaws, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.

We adopted the fee-shifting provision to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all actions except for claims brought under the Exchange Act and Securities Act.

There is no set level of recovery required to be met by a plaintiff to avoid payment under this provision. Instead, whoever is the prevailing party is entitled to recover the reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. Any party who brings an action, and the party against whom such action is brought under Section 7.4 of our amended and restated bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, are subject to this provision. Additionally, any party who brings an action, and the party against whom such action is brought under Section 7.4 of our amended and restated bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, would be able to recover fees under this provision.

In the event you initiate or assert a claims against us, in accordance with the dispute resolution provisions contained in our amended and restated bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Additionally, this provision in Section 7.4 of our amended and restated bylaws could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

THE FEE SHIFTING PROVISION CONTAINED IN THE AMENDED AND RESTATED BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMMON STOCK OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE AMENDED AND RESTATED BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Our Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company. The transfer agent and registrar’s address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. The transfer agent’s telephone (800) 401-1957.

27

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being offered by the Selling Stockholder. The shares may be sold or distributed from time to time by Yorkville directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

The Selling Stockholder may also sell or dispose of shares of common stock included in this prospectus under any applicable exemption from registration under the U.S. Securities Act, including Rule 144, if or when any such exemption is available and may be relied upon by the Selling Stockholder to effect such sale or disposition.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Except as set forth above, we know of no existing arrangements between Yorkville and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by Yorkville through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by Yorkville may be less than or in excess of customary commissions. Neither we nor Yorkville can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by Yorkville.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the Registration Statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by Yorkville, including with respect to any compensation paid or payable by Yorkville to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by Yorkville, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by Yorkville.

As consideration for its irrevocable commitment to purchase our common stock at our direction under the SEPA, we have agreed to (i) issue to Yorkville 131,909 shares of our common stock as Commitment Shares, which Commitment Shares have a total aggregate value equal to 1% of Yorkville’s $20.0 million total dollar amount purchase commitment under the SEPA (assuming a value of $1.5162 per Commitment Share, representing the official closing price of the common stock on the Nasdaq immediately preceding the execution of the SEPA), upon execution of the SEPA and the Registration Rights Agreement and (ii) prior to the Commencement Date, pay Yorkville a structuring fee in the amount of $25,000, which is equal to 0.25% of Yorkville’s $20.0 million total dollar amount purchase commitment under the SEPA.

We also have agreed to indemnify Yorkville and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Yorkville has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Yorkville specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $60,000.

Yorkville has represented to us that at no time prior to the date of the SEPA has Yorkville, its sole member, any of their respective officers, or any entity managed or controlled by Yorkville or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Yorkville has agreed that during the term of the SEPA, none of Yorkville, its sole member, any of their respective officers, or any entity managed or controlled by Yorkville or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised Yorkville that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Yorkville, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by Yorkville.

28

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of certain material U.S. federal income tax consequences to Non-U.S. holders (as defined below) of the ownership and disposition of shares of our Common Stock that are being offered pursuant to this prospectus. This discussion applies only to holders that hold shares of our Common Stock as capital assets within the meaning of Section 1221 of the Code (the “Code”) (generally, property held for investment).

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax laws that apply to certain types of investors, including but not limited to:

●	banks, financial institutions or financial services entities;

●	broker, dealers or traders in securities;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies or mutual funds;

●	real estate investment trusts;

●	expatriates or former citizens or long-term residents of the United States;

●	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of our Common Stock;

●	persons that acquired shares of our Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	insurance companies;

●	persons subject to a mark-to-market method of accounting;

●	persons holding shares of our Common Stock as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

●	partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes and any holders of interests therein;

●	tax-exempt entities;

●	controlled foreign corporations;

●	passive foreign investment companies; and

●	U.S. holders.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding shares of our Common Stock, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of shares of our Common Stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of U.S. state or local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction.

29

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF shares of our Common Stock that are being offered pursuant to this prospectus. EACH PROSPECTIVE INVESTOR IN SHARES OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX LAWS.

As used herein, the term “Non-U.S. holder” means a beneficial owner of shares of our Common Stock (other than a partnership or an entity or arrangement treated as a partnership) that is not a “U.S. person” for U.S. federal income tax purposes. A U.S. person is any person who or that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.

In general, any distributions we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. holder in the United States), us or the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Our Common Stock” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. holder in the United States). Instead, the effectively connected dividends generally will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

30

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Our Common Stock.

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain realized on a sale, taxable exchange or other taxable disposition of shares of our Common Stock, unless:

●	the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. holder in the United States);

●	the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such disposition occurs and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. holder’s holding period for the Common Stock and, in the case where the shares of our Common Stock are “regularly traded on an established securities market” (within the meaning of applicable Treasury Regulations, referred to herein as “regularly traded”), the Non-U.S. holder has owned, whether actually or based on the application of constructive ownership rules, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding such disposition of Common Stock or such Non-U.S. holder’s holding period for such Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s gain at a tax rate of 30%, which may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such Non-U.S. holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We would be classified as a “United States real property holding corporation” if the fair market value of our “United States real property interests” (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we are not and do not anticipate becoming a “United States real property holding corporation;” however, such determination is factual in nature and subject to change and no assurance can be provided as to whether we will become a “United States real property holding corporation” in the future.3

Information Reporting and Backup Withholding.

Information returns generally will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of shares of our Common Stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. U.S. information reporting and backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person. Backup withholding (currently at a 24% rate) is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose withholding of 30% on payments of dividends on shares of our Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but the IRS has released proposed regulations that, if finalized in their proposed form, generally would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of shares of our Common Stock.

31

EXPERTS

The balance sheet of Jupiter Neurosciences, Inc. as of December 31, 2025, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and which report includes an explanatory paragraph about the existence of substantial doubt concerning our ability to continue as a going concern. Such financial statements have been incorporated by reference herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Jupiter Neurosciences, Inc. as of December 31, 2024, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, have been audited by Assurance Dimensions, LLC, independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and which report includes an explanatory paragraph about the existence of substantial doubt concerning our ability to continue as a going concern. Such financial statements have been incorporated by reference herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

32

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement on Form S-1 under the Securities Act for the securities offered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the Registration Statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the Registration Statement.

The Registration Statement on Form S-1, of which this prospectus forms a part, including exhibits, is available at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with, or furnish to, the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

33

INCORPORATION OF DOCUMENTS BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on April 1, 2026;

●	our Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 14, 2026;

●

our Current Reports on Form 8-K, filed with the SEC on February, 20, 2026, February 27, 2026, May 20, 2026, May 21, 2026, June 5, 2026 and June 22, 2026 (other than any portions thereof deemed furnished and not filed); and

●	the description of our capital stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 28, 2025, and including any amendments and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting:

Jupiter Neurosciences, Inc.

11621 Kew Gardens Avenue, Suite 210,

Palm Beach Gardens, Florida 33410

Telephone: (561) 406-6154

You may also access these documents on our website, www.jupiterneurosciences.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

34

16,000,000 Shares of

Common Stock

JUPITER NEUROSCIENCES, INC.

PROSPECTUS

             , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us, other than estimated placement agent fees, in connection with the offer and sale of common stock by us and the Selling Stockholders. All amounts shown are estimates except for the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee:

Type	Amount
SEC Registration Fee	$514.84
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$30,000.00
Miscellaneous Expense	$4,485.16
Total Expenses	$60,000

Item 14. Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

II-1

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

II-2

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Our Certificate of Incorporation also permits us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Any repeal or amendment of provisions of our Certificate of Incorporation affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The registrant also intends to enter into indemnification agreements with its future directors and executive officers. The registrant has purchased directors’ and officers’ liability insurance. The registrant believes that this insurance is necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any securities within the past three years which were not registered under the Securities Act except as set forth below. The registrant believes that, unless otherwise noted, all of the transactions described in Item 15 were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

Various employees and executives as part of their accrued compensation forgiveness	September 29, 2023	Granted	Non-qualified Stock Option; Common Stock	2,353,777	$1.33
Christer Rosén, our Chief Executive Officer	November 13, 2023	Issued	Common Stock	113,637	$0.88	Upon an exercise of an incentive stock option
Various employees and executives as part of their accrued compensation forgiveness	December 18, 2023	Granted	Non-qualified Stock Option; Restricted Stock	1,618,545	$1.33
Various employees and executives as part of their accrued compensation forgiveness	December 18, 2023	Granted	Non-qualified Stock Option; Common Stock	289,296	$1.33
A consultant	January 24, 2024	Granted	Non-qualified Stock Option; Common Stock	180,000	$1.33
Dana Eschenburg Perez, our former Chief Financial Officer	March 15, 2024	Granted	Non-qualified Stock Option; Restricted Stock	7,500	$1.33
Dana Eschenburg Perez, our former Chief Financial Officer	March 15, 2024	Granted	Non-qualified Stock Option; Common Stock	49,605	$1.33
A consultant	April 17, 2024	Granted	Non-qualified Stock Option; Common Stock	67,500	$1.33
3 consultants	June 3, 2024	Issued	Stock for services	3,487,500	$1.33
A consultant	April 23,2025	Issued	Common Stock	25,000	$0.6395
A consultant	April 23, 2025	Granted	Common Stock	78,186	$0.6395
A consultant	June 10, 2025	Granted	Non-qualified Stock Option	250,000	$0.67	25% vested on grant date and remaining 75% vesting monthly over two (2) year period.

II-4

Alison Silva, our President and Chief Operating Officer	July 2, 2025	Granted	Non-qualified Stock Option	255,320	$1.19	Vest in equal installments over a three (3) year period beginning on the grant date of July 2, 2025
Saleem Elmassri, our Chief Financial Officer	July 2, 2025	Granted	Non-qualified Stock Option	102,128	$1.19	Vest in equal installments over a three (3) year period beginning on the grant date of July 2, 2025
A consultant	September 5, 2025	Granted	Non-qualified Stock Option	384,657	$1.23	Two tranches with (i) one tranche, which equals approximately one-third of the options granted, vested 25% on grant date and remaining 75% vesting monthly over 2-year period beginning, and (ii) the second tranche, which equals approximately one-third of the options granted, vests in accordance to various milestones.
A consultant	September 5, 2025	Granted	Non-qualified Stock Option	100,000	$1.23	25% of the options vested on grant date with the remaining 75% vesting in equal installments over a two (2) year period.
Yorkville	October 24, 2025	Granted	Common Stock	131,909	$1.5162	Commitment Shares that were issued to Yorkville in connection with the SEPA
Yorkville	October 27, 2025	Issued	Convertible Note	1	$4,000,000
Yorkville	December 23, 2025	Issued	Convertible Note	1	$2,000,000

Kristopher Fishman	April 2, 2026	Granted	Non-qualified Stock Option	100,000	$0.3687	25% vested on grant date and remaining 75% vesting monthly over 18-month period.
Sanjiv Lal	April 2, 2026	Granted	Non-qualified Stock Option	100,000	$0.3687	25% vested on grant date and remaining 75% vesting monthly over 18-month period.

II-5

Christer Rosén, our Chief Executive Officer	June 2, 2026	Granted	Non-qualified Stock Option	747,783	$0.2780	Vest in equal installments over a three (3) year period beginning on September 2, 2026.
Alison Silva, our President and Chief Operating Officer	June 2, 2026	Granted	Non-qualified Stock Option	1,027,304	$0.2780	Vest in equal installments over a three (3) year period beginning on September 2, 2026.
Saleem Elmasri, our Chief Financial Officer	June 2, 2026	Granted	Non-qualified Stock Option	525,565	$0.2780	Vest in equal installments over a three (3) year period beginning on September 2, 2026.
Marshall Hayward, our Chief Scientific Officer	June 2, 2026	Granted	Non-qualified Stock Option	259,231	$0.2780	Vest in equal installments over a three (3) year period beginning on September 2, 2026.
Alexander Rosén, our Chief Administrative Officer	June 2, 2026	Granted	Non-qualified Stock Option	341,843	$0.2780	Vest in equal installments over a three (3) year period beginning on September 2, 2026.
A consultant	June 2, 2026	Granted	Non-qualified Stock Option	50,000	$0.2780	Vest in equal installments over a three (3) year period beginning on September 2, 2026.
An employee	June 2, 2026	Granted	Non-qualified Stock Option	150,000	$0.2780	Vest in equal installments over a three (3) year period beginning on September 2, 2026.
Our independent directors	June 2, 2026	Granted	Non-qualified Stock Option	400,000	$0.2780	Vest in equal installments over a three (3) year period beginning on September 2, 2026.

II-6

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. The list of exhibits preceding the signature page of this Registration Statement is incorporated herein by reference.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act “may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

●	To include any prospectus required by Section 10(a)(3) of the Securities Act;

●	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

●	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-7

(b)	The undersigned Registrant hereby undertakes that it will:

1.	for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

2.	for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Exhibit No.	Exhibit
3.1	Certificate of Incorporation of the Company dated December 30, 2015 (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)
3.2	Certificate of Validation of the Company dated July 9, 2021 (including Certificate of Amendment to Certificate of Incorporation of the Company) (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)
3.3	Certificate of Amendment to Certificate of Incorporation of the Company dated August 30, 2021 (filed as Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)
3.4	Certificate of Amendment to Certificate of Incorporation of the Company dated November 19, 2021 (filed as Exhibit 3.4 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 17, 2021)
3.5	Certificate of Amendment to Certificate of Incorporation of the Company dated January 25, 2022 (filed as Exhibit 3.5 to the Company’s Registration Statement on Form S-1/A filed with the SEC on January 26, 2022)
3.6	Certificate of Amendment to Certificate of Incorporation of the Company dated June 14, 2024 (filed as Exhibit 3.6 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 12, 2024)
3.7	Certificate of Amendment to Certificate of Incorporation of the Company dated December 19, 2025 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2025)
3.8	Amended and Restated Bylaws (filed as Exhibit 3.4 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)
4.1	Form of Convertible Promissory Note issued to YA II PN, Ltd. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 27, 2025)
4.2	Form of Amended and Restated Convertible Promissory Note issued to YA II PN, Ltd.+† (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2025).
4.3	Omnibus Amendment to the Convertible Promissory Notes issued to YA II PN, Ltd., dated February 20, 2026, between Jupiter Neurosciences, Inc. and YA II PN, Ltd. (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2026).
4.4	Description of Capital Stock (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2026)

II-8

Exhibit No.	Exhibit
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1	Jupiter Orphan Therapeutics, Inc. 2021 Equity Incentive Plan† (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)
10.2	Employment Agreement, dated as of September 1, 2021, between the Company and Christer Rosén (filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.3	Amendment No. 1 to Executive Employment Agreement, dated as of September 29, 2021, between the Company and Christer Rosén (filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.4	Employment Agreement, dated as of September 1, 2021, between the Company and Marshall Hayward, Ph.D. (filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.5	Amendment No. 1 to Executive Employment Agreement, dated as of September 29, 2021, between the Company and Marshall Hayward, Ph.D. (filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.6	Employment Agreement, dated as of June 6, 2021, between the Company and Alexander Rosén (filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.7	Amendment No. 1 to Executive Employment Agreement, dated as of September 29, 2021, between the Company and Alexander Rosén (filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.8	Employment Agreement, dated as of September 1, 2021, between the Company and Alison Silva (filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.9	Amendment No. 1 to Executive Employment Agreement, dated as of September 29, 2021, between the Company and Alison D. Silva (filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.10	Amendment No. 2 to Executive Employment Agreement, dated as of December 18, 2023, between the Company and Alison D. Silva (filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2026)†
10.11	Amendment No. 3 to Executive Employment Agreement, dated as of June 5, 2026, between the Company and Alison D. Silva (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2026)†
10.12	Employment Agreement, dated as of June 1, 2021, between the Company and Dana Eschenburg Perez (filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.13	Amendment No. 1 to Executive Employment Agreement, dated as of September 29, 2021, between the Company and Dana Eschenburg Perez (filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.14	Independent Director Agreement, dated as of September 8, 2021, between the Company and Nicholas H. Hemmerly (filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.15	Independent Director Agreement, dated as of September 8, 2021, between the Company and Julie Kampf (filed as Exhibit 10.13 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.16	Independent Director Agreement, dated as of September 8, 2021 between the Company and Allison W. Brady (filed as Exhibit 10.14 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.17	Independent Director Agreement, dated as of September 8, 2021, between the Company and Holger Weis (filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 12, 2021)†
10.18	License Agreement with Aquanova AG (filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 9, 2021)

II-9

Exhibit No.	Exhibit
10.19	Grant Agreement between Company and National Institute on Aging (filed as Exhibit 10.17 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 9, 2021)
10.20	Agreement between Company and Murdoch Children’s Research Institute (filed as Exhibit 10.18 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 9, 2021)
10.21	Manufacturing Agreement between Company and Catalent (filed as Exhibit 10.19 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 9, 2021)
10.22	Agreement between the Company and Syneos Health (filed as Exhibit 10.20 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 9, 2021)
10.23	Material Transfer Agreement between the Company and University of Miami (filed as Exhibit 10.21 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 9, 2021)
10.24	Services Agreement between the Company and Technical Resources International, Inc. (filed as Exhibit 10.22 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 9, 2021)
10.25	Amendment to Services Agreement between the Company and Technical Resources International, Inc. (filed as Exhibit 10.23 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 9, 2021)
10.26	Debt Forgiveness and Exchange Agreement, dated as of December 1, 2021, between the Company and Aquanova AG (filed as Exhibit 10.24 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 17, 2021)
10.27	Securities Purchase Agreement, dated April 11, 2022, between the Company and Puritan Partners LLC (filed as Exhibit 10.25 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 25, 2022)
10.28	Senior Secured Convertible Promissory Note, dated as of April 11, 2022, issued by the Company in favor of Puritan Partners LLC (filed as Exhibit 10.26 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 25, 2022)
10.29	Security Agreement, dated April 11, 2022, between the Company and Puritan Partners LLC (filed as Exhibit 10.27 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 25, 2022)
10.30	Intellectual Property Security Agreement, dated April 11, 2022, between the Company and Puritan Partners LLC (filed as Exhibit 10.28 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 25, 2022)
10.31	Research Agreement, dated July 1, 2022, between the Company and University of Miami (filed as Exhibit 10.30 to the Company’s Registration Statement on Form S-1/A filed with the SEC on August 26, 2022)
10.32	Amendment to the Securities Purchase Agreement, dated as of October 10, 2022, between the Company and Puritan Partners LLC (filed as Exhibit 10.31 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 2, 2022)
10.33	Second Amendment to the Securities Purchase Agreement, dated as of November 10, 2022, between the Company and Puritan Partners LLC (filed as Exhibit 10.32 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 2, 2022)
10.34	Master Services Agreement, dated as of December 27, 2022, between the Company and Titan Advisory Services (filed as Exhibit 10.33 to the Company’s Registration Statement on Form S-1/A filed with the SEC on January 6, 2023)†
10.35	Peer Review Summary Statement of FA Grant Application (filed as Exhibit 10.34 to the Company’s Registration Statement on Form S-1/A filed with the SEC on January 6, 2023)
10.36	Third Amendment to the Securities Purchase Agreement, dated as of January 13, 2013, between the Company and Puritan Partners LLC (filed as Exhibit 10.35 to the Company’s Registration Statement on Form S-1/A filed with the SEC on January 17, 2023)
10.37	CRO Services Agreement, dated June 3, 2024, between the Company and Optimize Wellness Limited (filed as Exhibit 10.35 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 12, 2024)

II-10

Exhibit No.	Exhibit
10.38	Regulatory Services Agreement, dated June 3, 2024, between the Company and Regis Healthcare Group Limited (filed as Exhibit 10.36 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 12, 2024)
10.39	Product Services Agreement, dated June 3, 2024, between the Company and Longevity Technology Group Limited (filed as Exhibit 10.37 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 12, 2024)
10.40	Scientific Review of Alzheimer’s Phase II Trial Grant Application (filed as Exhibit 10.38 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 12, 2024)
10.41	Form of Strategic Services Agreement between the Company and Dominant Treasure Health Company Limited (filed as Exhibit 10.39 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 12, 2024)
10.42	Jupiter Neurosciences, Inc. 2023 Equity Incentive Plan (filed as Exhibit 10.40 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 12, 2024)†
10.43	Tenth Amendment, dated as of November 15, 2024, between Puritan Partners LLC and the Company (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2024)
10.44	Underwriting Agreement, dated as of December 2, 2024, between the Company and the certain underwriter set forth in the signature page thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2024)
10.45	Strategic Services Agreement, dated December 15, 2024, by and between the Company and Dominant Treasure Health Company Limited (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2024)
10.46	Scope of Work, dated December 17, 2024, by and between Jupiter Neurosciences, Inc. and Titan Advisory Services LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2024)
10.47	Standby Equity Purchase Agreement, as of October 24, 2025, between Jupiter Neurosciences, Inc. and YA II PN, Ltd. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 27, 2025)
10.48	Amendment No. 1 to the Standby Equity Purchase Agreement, as of November 19, 2025, between Jupiter Neurosciences, Inc. and YA II PN, Ltd.+† (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2025).
10.49	Registration Rights Agreement, as of October 24, 2025, between Jupiter Neurosciences, Inc. and YA II PN, Ltd. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 27, 2025)
10.50	Jupiter Neurosciences, Inc. 2025 Equity Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2025)†
10.51	Form of Placement Agent Agreement, dated May 20, 2026, by and between the Company and D. Boral Capital LLC (filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 21, 2026)
10.52	Form of Securities Purchase Agreement, dated as of May 20, 2026, by and between Jupiter Neurosciences, Inc. and the purchaser parties thereto (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 21, 2026)
21.1	Subsidiaries of Jupiter Neurosciences, Inc.
23.1	Consent of Assurance Dimensions, LLC
23.2	Consent of Cherry Bekaert LLP
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)
107	Filing Fee Table

†	Includes management contracts and compensation plans and arrangements

II-11

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jupiter, Florida, on June 26, 2026.

JUPITER NEUROSCIENCES, INC.

By:	/s/ Christer Rosén
Christer Rosén
Chairman and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christer Rosén as his, her or their true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities held on June 26, 2026.

Name	Position	Date

/s/ Christer Rosén	Chairman and Chief Executive Officer	June 26, 2026
Christer Rosén	(Principal Executive Officer)

/s/ Saleem Elmasri	Chief Financial Officer and Secretary	June 26, 2026
Saleem Elmasri, CPA	(Principal Financial and Accounting Officer)

/s/ Marshall Hayward	Chief Scientific Officer and Director	June 26, 2026
Marshall Hayward, Ph.D.

/s/ Alison D. Silva	President, Chief Operating Officer and Director	June 26, 2026
Alison D. Silva

/s/ Nicholas H. Hemmerly	Independent Director	June 26, 2026
Nicholas H. Hemmerly

/s/ Julie Kampf	Independent Director	June 26, 2026
Julie Kampf

/s/ Holger Weis	Independent Director	June 26, 2026
Holger Weis

II-12